UNITED STATES OF AMERICA

          BEFORE THE SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.

In the Matter of

NORTHEAST UTILITIES                          CERTIFICATE
THE CONNECTICUT LIGHT AND                    PURSUANT TO
  POWER COMPANY                              RULE 24
WESTERN MASSACHUSETTS
  ELECTRIC COMPANY
HOLYOKE WATER POWER COMPANY
NORTHEAST UTILITIES SERVICE COMPANY
NORTHEAST NUCLEAR ENERGY COMPANY
ROCKY RIVER REALTY COMPANY
NORTH ATLANTIC ENERGY COMPANY
PUBLIC SERVICE COMPANY OF
  NEW HAMPSHIRE
QUINNEHTUK, INC.
NU ENTERPRISES, INC.
SELECT ENERGY, INC.
NORTHEAST GENERATION COMPANY
NORTHEAST GENERATION SERVICE
  COMPANY
MODE 1 COMMUNICATIONS, INC.
SELECT ENERGY SERVICES, INC.
YANKEE GAS SERVICES COMPANY
YANKEE ENERGY FINANCIAL
    SERVICES COMPANY
YANKEE ENERGY SERVICES COMPANY
NORCONN PROPERTIES, INC.
YANKEE ENERGY SYSTEM, INC.
SELECT ENERGY NEW YORK, INC.
E. S.  BOULOS COMPANY
WOODS ELECTRICAL COMPANY, INC.
WOODS NETWORK SERVICES, INC.

File No.  70-9755
(Public Utility Holding
Company Act of 1935)

     Pursuant to the requirements of the Commission's order issued in this file 70-9755 (Holding Company Act Release 35-27693 (June 30, 2003)), and with reference to the transactions proposed in the Application/Declaration on Form U-1 in this file, the Applicants hereto hereby file, as Exhibit L hereto, a feasibility study concerning the operation of separate money pools for regulated and competitive companies.


Exhibits

Exhibit L.     Money Pool Feasibility Study, December 22, 2003




                    SIGNATURE PAGE TO FOLLOW
                            SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the Applicants have duly caused this Certificate to be signed on their behalf by the undersigned hereunto duly authorized

NORTHEAST UTILITIES
THE CONNECTICUT LIGHT AND POWER COMPANY
WESTERN MASSACHUSETTS ELECTRIC COMPANY
HOLYOKE WATER POWER COMPANY
NORTHEAST UTILITIES SERVICE COMPANY
NORTHEAST NUCLEAR ENERGY COMPANY
ROCKY RIVER REALTY COMPANY
NORTH ATLANTIC ENERGY COMPANY
PUBLIC SERVICE COMPANY OF  NEW HAMPSHIRE
QUINNEHTUK, INC.
NU ENTERPRISES, INC.
SELECT ENERGY, INC.
NORTHEAST GENERATION COMPANY
NORTHEAST GENERATION SERVICE COMPANY
MODE 1 COMMUNICATIONS, INC.
SELECT ENERGY SERVICES, INC.
YANKEE GAS SERVICES COMPANY
YANKEE ENERGY FINANCIAL SERVICES COMPANY
YANKEE ENERGY SERVICES COMPANY
NORCONN PROPERTIES, INC.
YANKEE ENERGY SYSTEM, INC.
SELECT ENERGY NEW YORK, INC.
E. S.  BOULOS COMPANY
WOODS ELECTRICAL COMPANY, INC.
WOODS NETWORK SERVICES, INC.


By:    /s/ Randy A Shoop
       Randy A. Shoop
       Assistant Treasurer-Finance, Northeast Utilities Service Company, as Agent for all of the above-named companies

Dated: December 23, 2003